Addendum to Member Interests Purchase Agreement

THIS ADDENDUM TO MEMBER INTERESTS PURCHASE AGREEMENT (the "Addendum") is made effective as of the May 16, 2013, between PRIMCO MANAGEMENT INC. ("Buyer" and "Primco") and CHUCK GULLO ("Seller") collectively the "Parties";

WHEREAS, the Parties entered into a Member Interests Purchase Agreement (the "Purchase Agreement"), dated as of May 11, 2013;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereto agree as follows:

1. **Clarification of Seller's Entitlement to Additional Common Shares of Buyer**

   Paragraph 2 "Purchase Price" of the Purchase Agreement shall be amended as follows:

   For each five million dollars ($5,000,000) in annual gross revenue achieved by Top Sail Productions, LLC, ESMG Inc. and all Primco related companies other than annual gross revenue attributable to any and all non-entertainment related activities and operations, measured in each 12 month period ending June 30, 2014, 2015 and 2016 respectively, Seller shall receive additional common shares of Buyer equal to no less than One Hundred Thousand Dollars ($100,000) at time of issuance.

IN WITNESS WHEREOF the Parties hereto have executed this Addendum as of the day and year first above written.

PRIMCO MANAGEMENT INC. ("Buyer" and "Primco")

By: ______________________

David Michery, President and CEO

CHUCK GULLO ("Seller")

By: ______________________